UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 28, 2005

DEVCON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-07152	59-0671992
(Commission File Number)	(IRS Employer Identification No.)

1350 East Newport Center Drive, Suite 201

Deerfield Beach, Florida 33442

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (954) 429-1500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 27, 2005, Devcon International Corp. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Ron G. Lakey pursuant to the terms of which Mr. Lakey would become Chief Financial Officer of the Company. The Employment Agreement is effective on February 1, 2005 and provides for a term of two years, which term may be automatically renewed each year unless three months advance notice of nonrenewal is given. In addition, the Employment Agreement provides for an annual base salary of $200,000, discretionary bonuses to be determined at the discretion of the compensation committee of the Company’s Board of Directors, participation by Mr. Lakey in all benefit programs made available to the Company’s other executive officers and eligibility for grants of options under the Company’s stock option plans. Termination of Mr. Lakey’s employment without cause or for “good reason” will result in Mr. Lakey receiving a severance payment equal to one year’s additional salary, as well as benefits, and the immediate vesting of all stock options owned by Mr. Lakey. If within one year of a change in control, Mr. Lakey’s employment is terminated by the Company without cause or Mr. Lakey terminates his employment voluntarily, he will receive a lump sum payment equal to the sum of his current annual base salary and his average bonus and other average compensation during the last two years, and his stock options will immediately vest. The Employment Agreement defines a “Change in Control” as (i) the Company selling or transferring substantially all of the Company’s assets or (ii) any consolidation or merger or other business combination involving the Company where the Company’s shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity. The Employment Agreement also includes covenants lasting for a term of two years relating to noncompetition and non-solicitation of employees and clients by Mr. Lakey.

The above description of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Items 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Company has appointed Ron G. Lakey as the Company’s new Chief Financial Officer, its principal financial officer, pursuant to the terms of the Employment Agreement between Mr. Lakey and the Company described above.

Prior to joining the Company, since February 2004, Mr. Lakey served on the Board of Directors and as Chief Financial Officer of Alice Ink, Inc., a privately-held consumer products company (“Alice Ink”). Mr. Lakey, from July 1987 to August 1997, served in various financial and operational positions for various subsidiaries of ADT Limited (“ADT”), the last being Chief Operating Officer for its operations in Canada and eleven European countries. In August 1997, he left ADT in conjunction with the merger of ADT and Tyco International, Inc. and provided consulting services for various organizations until he began his tenure at Alice Ink. Prior to his tenure with ADT, from January 1984 to July 1987, Mr. Lakey was the Chief Financial Officer of Crime Control, Inc., a NASDAQ listed electronic security services company. Prior to entering the electronic security services industry, Mr. Lakey served as Vice President and Controller of Construction and Development for Oxford Development, a multi-family housing developer. Mr. Lakey passed the CPA examination and graduated from the Indiana University School of Business in 1975. Mr. Lakey is 50 years old.

A copy of the press release dated January 28, 2005, announcing Mr. Lakey’s appointment as Chief Financial Officer of the Company as well as certain other matters is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 7.01 Regulation FD Disclosure

The Company is attaching a copy of a press release dated January 28, 2005 as Exhibit 99.1 announcing approval by the Bankruptcy Court for the Southern District of New York of the Company’s purchase of Adelphia Communications Corporation’s electronic security services operation, Starpoint Limited Partnership, and the appointment of Ron G. Lakey as the Company’s Chief Financial Officer.

Item 9.01 Exhibits

10.1	Employment Agreement, dated as of January 27, 2005 and effective as of February 1, 2005, by and between the Company and Ron G. Lakey

99.1	Press Release dated January 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVCON INTERNATIONAL CORP.

Dated: January 28, 2005	By:	/s/ Stephen J. Ruzika
	Name:	Stephen J. Ruzika
	Title:	President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of January 27, 2005, and effective as of February 1, 2005, by and between the Company and Ron G. Lakey

99.1	Press release dated January 28, 2005